EXHIBIT 99.1

For release:  September 3, 2013

Contact: Gerald Coggin, Senior VP of Corporate Relations

Phone: (615) 890-2020

NHC Announces Significant Transactions with NHI

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT: NHC, NHC.PRA), one of the nation’s leading operators of skilled nursing and assisted living facilities, announced today the completion of the purchase of six skilled health care centers from National Health Investors, Inc. (NHI).  The six centers, which are located in Columbia (2), Knoxville and Springfield, Tennessee; Madisonville, Kentucky; and Rossville, Georgia, have been leased by NHC since 1991 and have a total of 650 beds.  With the purchase of the six centers, NHC's lease payment will decrease by $2,950,000 annually.

"We are pleased to purchase these six stable centers from NHI which we have operated for a number of years.  This acquisition will result in lower lease cost and is an integral piece of our strategic plan for growth”, stated Steve Flatt, President.

In addition, the Company also announced the Master Agreement to Lease with NHI was extended through December 31, 2026 for 38 skilled health care centers and three independent living centers.

Also, beginning September 1, 2013, NHC will lease seven skilled nursing facilities in Massachusetts and New Hampshire from NHI.  NHC previously managed these seven facilities for ElderTrust of Florida, Inc., a Tennessee nonprofit corporation.  The facilities will be under a triple-net lease for a period of 15 years at a base lease amount of $3,450,000 annually. Beginning in the twelfth year of the lease, NHC has the option to purchase the facilities for $49,000,000.

“NHC is pleased to lease these seven skilled nursing facilities from NHI.  This long-term lease allows us the opportunity to continue providing outstanding patient care in the northeast region", stated Mr. Flatt.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance.  The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC's best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 68 skilled nursing centers with 8,803 beds.  NHC affiliates also operate 36 homecare programs, five independent living centers and 15 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.